Exhibit 99.1

Annovis Bio Announces Transfer of Listing to the New York Stock Exchange

Trading to begin November 18, 2021 with current ticker “ANVS”

BERWYN, PA., November 15, 2021 -- Annovis Bio, Inc. (NYSE American: ANVS) ("Annovis" or the "Company"), a clinical-stage drug platform company addressing Alzheimer's disease (AD), Parkinson's disease (PD), and other neurodegenerative diseases, today announced that the New York Stock Exchange ("NYSE") has approved the transfer of the listing of its common stock from the NYSE American LLC ("NYSE American") to the NYSE. The Company’s common stock will begin trading under the symbol “ANVS” at the opening of trading on November 18, 2021.

Annovis’ Founder, President and CEO of Annovis Maria Maccecchini, Ph.D., commented: “I am pleased to announce our transfer to the NYSE, a major financial milestone for the entire Company. We are now better positioned to improve stock liquidity and attract a broader pool of investors. We believe this will enhance the value of our Company as we advance our lead compound ANVS401 towards the next steps of its clinical evaluation in AD and PD patients.”

About Annovis Bio, Inc.

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer's disease (AD), Parkinson's disease (PD), and Alzheimer's in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD, and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. We conducted two Phase 2 studies: one in AD patients and one in both AD and PD patients. In the AD/ PD study our drug improves memory loss and dementia associated with AD, as well as body and brain function in PD.

For more information on Annovis Bio, please visit the company's website www.annovisbio.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words, and include, without limitation, statements regarding the timing, effectiveness, and anticipated results of ANVS401 clinical trials. Forward-looking statements are based on Annovis Bio, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

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Media and Investor Contact:

Nic Johnson

Russo Partners, LLC

(303) 482-6405

nic.johnson@russopartnersllc.com